                                                                  Exhibit (d)(x)

April 30, 2008

Randy Merk
President and Chief Executive Officer
The Charles Schwab Family of Funds
101 Montgomery Street
San Francisco, CA 94104

Re: The Charles Schwab Family of Funds

Dear Mr. Merk:

This letter will confirm our agreement to limit net operating expenses of the following funds, as noted in the table below and described in the funds' registration statements filed with the Securities and Exchange Commission.

FUND                                           NET OPERATING  GUARANTEED
                                               EXPENSE LIMIT  THROUGH
SCHWAB MUNICIPAL MONEY FUND -- SELECT SHARES   35 bps         4/29/10

SCHWAB MUNICIPAL MONEY FUND --                 24 bps         4/29/10
INSTITUTIONAL SHARES

SCHWAB VALUE ADVANTAGE MONEY FUND --           24 bps         4/29/10
INSTITUTIONAL SHARES

SCHWAB VALUE ADVANTAGE MONEY FUND --           35 bps         4/29/10
SELECT SHARES

SCHWAB RETIREMENT ADVANTAGE MONEY FUND         49 bps         4/29/10

SCHWAB VALUE ADVANTAGE MONEY FUND --           21 bps         4/29/10
INSTITUTIONAL PRIME SHARES



Sincerely,


/s/ George Pereira                    /s/ Carolyn Stewart
George Pereira                        Carolyn Stewart
Senior Vice President and             Vice President
Chief Financial Officer               Product Strategy and Product
Charles Schwab Investment             Management
Management, Inc.                      Charles Schwab & Co., Inc.

cc:
      Clinton, Michael
      Felton, Koji
      Gao, Zuogang
      Hand, Gregory
      Norman, Jen
      Passaglia, Donna
      Pereira, George
      Pierce, Jim
      Stuart, Carolyn
      Stuart, Jody